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                                                                   EXHIBIT(d)(5)

                                                                  EXECUTION COPY


                             AMENDMENT NO. 1 TO THE
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment No. 1"), dated as of November 30, 2001, is by and between Temple-Inland Inc., a Delaware corporation ("Parent"), Temple-Inland Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Gaylord Container Corporation, a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, Parent, Merger Subsidiary and the Company have entered into an Agreement and Plan of Merger, dated as of September 27, 2001 (the "Merger Agreement"); and

         WHEREAS, on September 28, 2001, Parent, through Merger Subsidiary, commenced the Offer and Parent, through Inland Container Corporation I, a Delaware corporation and wholly-owned subsidiary of Parent ("Note Subsidiary"), commenced the Notes Tender Offers; and

         WHEREAS, the Company Board, at a meeting duly called and held or by unanimous written consent, following the unanimous recommendation of the Special Committee of the Company Board established to review the Offer, as adjusted pursuant to this Amendment No. 1, has agreed to recommend to its stockholders a reduction in the price per Share offered in the Offer; and

         WHEREAS, certain current and former senior executives of the Company have agreed to reduce the amounts that they would receive upon consummation of the Merger pursuant to change in control provisions within certain employment arrangements, severance agreements and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan; and

         WHEREAS, Parent, Merger Subsidiary and the Company have agreed to amend the Merger Agreement as set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

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         1. Definitions. Capitalized terms used and not otherwise defined in this Amendment No. 1 shall have the respective meanings assigned to such terms in the Merger Agreement.

         2. Per Share Amount. The Merger Agreement shall be amended as follows to reflect a reduction from $1.80 to $1.25 in the amount per Share offered in the Offer:

                  (a) The second sentence of Section 1.1(a) shall be deleted in its entirety and replaced by the following:

         "Each Share (including the associated Right) accepted by Merger Subsidiary in accordance with the Offer shall be purchased for $1.25, net to the seller in cash, without interest."

                  (b) The first sentence of Section 3.1(c) shall be deleted in its entirety and replaced by the following:

         "Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) or shares as to which appraisal rights have been exercised in accordance with Section 3.3) shall be converted into the right to receive $1.25, net to the seller in cash (the "Merger Consideration"), without interest."

                  (c) Any and all other references in the Merger Agreement and any exhibit, annex or schedule thereto, including Annex I or the Company Disclosure Schedule, to a per Share price to be paid in the Offer or the Merger of "$1.80" shall be deleted and replaced with "$1.25".

         3. Benefit Plan Payments. The Merger Agreement shall be amended as follows to reflect reductions in the amounts payable to certain current and former senior executives of the Company under certain employment arrangements, severance agreements and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan:

         (a) The second sentence of Section 4.12(m) shall be deleted in its entirety and replaced with the following:

         "The aggregate sum of the payment obligations of the Company disclosed in Attachment 4.12(m)(i) of the Company Disclosure Schedule, following the amendments to such benefits mandated by the final sentence of Section 7.3(b), will not exceed $39 million (other than the accelerated vesting of the restricted stock)."

         (b) The text of Section 6.7 shall be deleted in its entirety.

         (c) The following text shall be added to the end of Section 7.3(b):


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         "In addition, the Company shall (and shall cause the individuals listed on Section 7.3(b)(v) of the Company Disclosure Schedule to agree prior to consummation of the Offer (it being understood that the failure of any such individual to execute such agreement shall not be construed as a willful breach by the Company of this covenant so long as the Company has made good faith efforts to satisfy this covenant)) to enter into an agreement to (i) modify such individuals' rights under certain employment arrangements and severance agreements of, and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan with respect to, each individual listed on Section 7.3(b)(v) of the Company Disclosure Schedule, to reduce, in the amounts set forth in Section 7.3(b)(v) and by an aggregate amount of at least $16,895,606, the benefits that they would be entitled to receive under such agreements and plans in respect of the Merger or in respect of the Merger in connection with another event (as such agreements or plans are amended in accordance with this Section 7.3(b)) without causing any other benefit available to such individual to be increased, and (ii) make payable at the consummation of the Merger all obligations (as if the employment of all such individuals listed on Section 7.3(b)(v) of the Company Disclosure Schedule who are employees of the Company is terminated at such time) under such agreements and plans, as amended in accordance with this Section 7.3(b), provided that the aggregate amount of such payments does not exceed $23.3 million."

         (d) The Company Disclosure Schedule shall be amended to include a new
Section 7.3(b)(v) in the form of the attached Exhibit A.

         4. Additional Investment Advisor. The text of Section 4.15 shall be deleted and replaced in its entirety by the following:

         "No broker, investment banker, financial advisor or other person, other than Deutsche Banc Alex. Brown Inc., Rothschild Inc. and Mesirow Financial, Inc., the fees of which will be in an aggregate amount not exceeding $10.2 million (and a copy of whose engagement letters and a calculation of the fees that would be due thereunder have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholders Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. No such engagement letters obligate the Company to continue to use the services or pay fees or expenses in connection with any future transaction."

         5. Final Extension and Acceptance Date. The Merger Agreement shall be amended as follows to permit Merger Subsidiary to extend the Offer, and Notes Subsidiary to extend the Notes Tender Offers, until February 28, 2002 without the consent of the Company:

         (a) The fifth sentence of Section 1.1(a) shall be deleted in its entirety and replaced by the following:


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         "If on the initial scheduled expiration date of the Offer, which shall be no earlier than 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Merger Subsidiary may, from time to time, in its sole discretion, extend the expiration date; provided that without the prior written consent of the Company, Merger Subsidiary may not extend the Offer beyond February 28, 2002 (except that Parent may extend the expiration date of the Offer after February 28, 2002 as required to comply with any rule, regulation or interpretation of the SEC)."

         (b) The fifth sentence of Section 1.2(a) shall be deleted it its entirety and replaced by the following:

         "Parent expressly reserves the right to waive any such condition (including without limitation the Minimum Note Condition), to increase the price payable for each Note and related consent tendered in the Notes Tender Offers, and to make any other changes in the terms and conditions of the Notes Tender Offers; provided, however, that Parent agrees that no change may be made without the consent of the Company which decreases the price payable for each Note and related consent tendered in the Notes Tender Offers, which increases the Minimum Note Condition, which eliminates the Minimum Stock Condition, which amends or eliminates any section of the Indentures, that, by the terms thereof, requires the approval of the holders of 100% of the outstanding principal amount of the Notes, which otherwise modifies or amends the conditions to the Notes Tender Offers or any other term of the Notes Tender Offers in a manner that is materially adverse to the tendering holders of the Notes, which imposes conditions to the Notes Tender Offers in addition to those set forth in Annex I hereto, or which extends the expiration date of the Notes Tender Offers beyond February 28, 2002 (except that Parent may extend the expiration date of the Notes Tender Offers after February 28, 2002 as required to comply with any rule, regulation or interpretation of the SEC or to coincide with the termination date of the Offer); provided, however, that Parent expressly reserves the right, in its sole discretion, to reduce the minimum percentage of any series of Notes to be purchased in the Notes Tender Offers."

         (c) Clause (i) of Section 10.1(b) shall be deleted in its entirety and replaced by the following:

         "(i) if (x) the Offer shall have been terminated or expired without any Shares being purchased pursuant thereto or (y) Merger Subsidiary shall not have accepted for payment any Shares pursuant to the Offer by February 28, 2002; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Merger Subsidiary to purchase the Shares pursuant to the Offer on or prior to such date; or"

         6. Conditions. The Merger Agreement shall be amended as follows to add a condition to the Offer: Annex I shall be amended by adding the following condition after clause (j) of Annex I:


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         "(k) the Company shall not have delivered documents satisfactory to the
Parent evidencing that the Company's obligations in respect of (i) the benefits disclosed in Attachment 4.12(m)(i) of the Company Disclosure Schedule, following the amendments to such benefits required by the final sentence of Section
7.3(b), do not exceed $39 million and (ii) broker's and advisory fees as referred to in Section 4.15 do not exceed $10.2 million."

         7. References to the Offer and the Merger. For the avoidance of doubt, all references to the Offer and the Merger in the Merger Agreement shall refer to the Offer and the Merger as amended pursuant to the terms of this Amendment No. 1.

         8. Supplement to the Notes Offer to Purchase. For the avoidance of doubt, the reference in Section 1.2(a) of the Merger Agreement to the Notes Offer to Purchase and the aggregate consideration payable to each holder of Notes refers to the Notes Offer to Purchase and the aggregate consideration payable to each holder of Notes as amended pursuant to the Supplement to the Notes Offer to Purchase attached hereto as Exhibit C.

         9. Amendment to the Schedule TO. As soon as practicable after the date of this Amendment No. 1, and not later than five business days from the first public announcement of the execution of this Amendment No. 1, Parent shall, and Parent shall cause Merger Subsidiary to, file with the SEC an Amendment to the Schedule TO. Parent further agrees to take all other steps with respect to the Amendment to the Schedule TO as provided for with respect to the Schedule TO under the Merger Agreement, including without limitation pursuant to Section 1.1(b) thereof.

         10. Amended and Restated Schedule 14D-9. As soon as practicable on the day that the Offer Documents are amended and supplemented to reflect the terms of this Amendment No. 1, the Company will file with the SEC and disseminate to holders of Shares an Amended and Restated Schedule 14D-9, which shall contain, except as provided in Section 6.4 of the Merger Agreement, the Recommendations, which shall in each case be confirmed after giving effect to this Amendment No.
1. At the time the Offer Documents, as amended and supplemented to reflect the terms of this Amendment No. 1, are first mailed to the stockholders of the Company, the Company shall mail or cause to be mailed to the stockholders of the Company such Amended and Restated Schedule 14D-9 together with such amended and supplemented Offer Documents. The Company further agrees to take all other steps with respect to the Amended and Restated Schedule 14D-9 as provided for with respect to the Schedule 14D-9 under the Merger Agreement, including without limitation pursuant to Section 1.3(b) thereof.

         11. Environmental Due Diligence Condition. Parent and Merger Subsidiary acknowledge and agree that the condition to the Offer set forth in clause (j) of Annex I has been satisfied or waived.

         12. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary as follows:


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         (a) The Company has the requisite corporate power and authority to execute and deliver this Amendment No. 1. The execution, delivery and performance by the Company of this Amendment No. 1 have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Amendment No. 1. This Amendment No. 1 has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Subsidiary, this Amendment No. 1 is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

         (b) The Company Board, at a meeting duly called and held or by unanimous written consent, following the unanimous recommendation of the Special Committee of the Company Board established to review the Offer as adjusted pursuant to this Amendment No. 1, has (i) unanimously determined that the Offer, as adjusted pursuant to this Amendment No. 1, is fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Subsidiary pursuant to the Offer and approve and adopt this Amendment No. 1 and the Merger, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified;

         (c) The Company has received the written, signed opinion of each of Deutsche Banc Alex. Brown and Rothschild Inc., each dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Merger, as adjusted pursuant to this Amendment No. 1, by the Company's stockholders is fair to the Company's stockholders from a financial point of view. The Company has been authorized by each of Deutsche Banc Alex. Brown and Rothschild Inc. to permit the inclusion of each such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Company Proxy Statement, so long as such inclusion is in a form and substance reasonably satisfactory to each of Deutsche Banc Alex. Brown and Rothschild Inc., as applicable, and each of its counsel.

         (d) All of the directors and executive officers of the Company have executed the Amendment No. 1 to the Stockholders Agreement on the date hereof.

         (e) Each of the individuals listed in Section 7.3(b)(v) to the Company Disclosure Schedule, as set forth on Exhibit A hereto, has agreed, pursuant to a letter agreement in the form attached hereto as Exhibit B to which the Parent is a beneficiary, to enter into an agreement prior to the consummation of the Offer, but expressly conditioned upon the consummation of the Offer, to modify has rights under certain employment arrangements and severance agreements and the Company's Supplemental Executive Retirement Plan and Supplemental Retirement Plan in accordance with Section 7.3(b), as amended by this Amendment No. 1; provided that he has been notified by Parent that all conditions to the consummation to the Offer will likely be satisfied or waived at the Expiration Date of the Offer.


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         13. Representations and Warranties of Parent and Merger Subsidiary.
Parent and Merger Subsidiary jointly and severally represent and warrant to the Company as follows: Each Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Amendment No. 1. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Amendment No. 1 has been duly authorized by its Board and no other corporate action on the part of Parent or Merger Subsidiary is necessary to authorize the execution, delivery and performance by Parent and Merger Subsidiary of this Amendment No. 1. This Amendment No. 1 has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming due and valid authorization, execution and delivery thereof by the Company, this Amendment No. 1 is a valid and binding obligation of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms.

         14. Miscellaneous.

         (a) When a reference is made in this Amendment No. 1 to a Section, such reference shall be to a Section of the Merger Agreement unless otherwise indicated. The headings contained in this Amendment No. 1 are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 1 or the Merger Agreement.

         (b) This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         (c) This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         (d) Except as specifically provided herein, the Merger Agreement shall remain in full force and effect. In the event of any inconsistency between the provisions of this Amendment No. 1 and any provision of the Merger Agreement, the terms and provisions of this Amendment No. 1 shall govern and control.


                            [Signature page follows]


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         IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                      TEMPLE-INLAND INC.



                                      By: /s/ M. RICHARD WARNER
                                         ---------------------------------------
                                      Name:   M. Richard Warner
                                      Title:  Vice President and Chief
                                              Administrative Officer


                                      TEMPLE-INLAND ACQUISITION CORPORATION



                                      By: /s/ M. RICHARD WARNER
                                         ---------------------------------------
                                      Name:   M. Richard Warner
                                      Title:  Vice President


                                      GAYLORD CONTAINER CORPORATION



                                      By: /s/ MARVIN A. POMERANTZ
                                         ---------------------------------------
                                      Name:   Marvin A. Pomerantz
                                      Title:  Chairman